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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of June 29, 1999 (the "Effective Date"), is between MSI HOLDINGS, INC., a Utah corporation (the "Company"), and ROBERT J. GIBBS ("Gibbs"). The Company and Gibbs are collectively referred to in this Agreement as the "Parties."

                                   Background

The Company wishes to employ Gibbs as its President and Chief Executive Officer, and the Parties desire to provide for the employment of Gibbs commencing on the Effective Date in accordance with the terms of this Agreement.

                               Terms of Agreement

The Parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Gibbs to devote his personal services to the business and affairs of the Company, and Gibbs hereby accepts such employment, on the terms and conditions stated in this Agreement.

     1.1. Duties. Gibbs' title and position shall be President and Chief Executive Officer of the Company. Gibbs' duties will be those customarily performed by persons acting in that capacity and those that may be designated by the Board of Directors of the Company consistent with the titles and positions of President and Chief Executive Officer of the Company. Gibbs shall report directly to the Board of Directors of the Company. Gibbs shall also serve, upon request and without additional compensation, as a director of the Company or as an officer or a director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors.

     1.2. Full-Time Employee. Gibbs shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Article 1.1.

2. TERM. The term of Gibbs' employment under this Agreement (the "Term") shall be as follows:

     2.1. Initial Term. The initial term shall commence on the date of this Agreement and shall expire at 11:59:59 p.m., Central Time, on the day preceding the second anniversary of the date of this Agreement, unless terminated earlier pursuant to Article 5.

     2.2. Extended Term. At or about the date that is six (6) months before the end of the two (2) year term described in Article 2.1, the Parties shall meet to determine whether


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 1

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     Gibbs' employment under this Agreement shall be extended for an additional two (2)-year period. If the Parties are unable to agree on provisions for such an extension of the Term, then the Term shall expire in accordance with Article 2.1. If the Parties are able to agree on provisions for such an extension of the Term, the Term will not extend beyond 11:59:59 p.m., Central Time, on the day preceding the fourth anniversary of the date of this Agreement.

3. COMPENSATION. As compensation for the services rendered by Gibbs under this Agreement, the Company shall, during the Term, pay or provide Gibbs during the Term the following:

     3.1. Base Salary. The Company shall pay Gibbs during the Term an annual base salary equal to One Hundred Fifty Thousand Dollars ($150,000.00) during the first year of the Term and equal to Two Hundred Forty Thousand Dollars ($240,000.00) during the second year of the Term (beginning on the first anniversary of the Effective Date) and (if the Term is extended) during each subsequent year, unless the Parties otherwise agree. The annual amount of base salary in effect at the time (depending on the year of the Term) is referred to in this Agreement as "Base Salary." The Base Salary shall be paid in equal installments every two weeks, in arrears, at the Company's regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. The Base Salary shall be prorated (on a daily basis) for any partial payroll period of employment under this Agreement.

     3.2. Annual Bonus Opportunity. During the Term, Gibbs shall be eligible to earn and receive from the Company an annual incentive bonus based upon satisfaction of the performance or financial goals stated below, or as otherwise described below, in this Article 3.2. During the first year of the Term, the bonus opportunity will be an amount equal to 1.5% of the net proceeds actually received by the Company resulting from any amount raised as equity in the Company with a maximum bonus of One Hundred Seventy Thousand Dollars ($170,000.00). The bonus payable to Gibbs for an Offering (if any) shall be paid by the Company within ten (10) business days after the Company's actual receipt of the net proceeds during the first year. Provided, however that Gibbs will not be entitled to a bonus as a result of proceeds received from the Company through the exercise of warrants or options to purchase securities of the Company outstanding as of the Effective Date. Gibbs shall also be eligible to earn during the first year of the Term an additional bonus of up to Fifty Thousand Dollars ($50,000.00) at the discretion of the Board of Directors of the Company (the "Board"); the Board's evaluation based upon Gibbs' best efforts to effectuate a public secondary equity offering. During the second year of the Term, the bonus opportunity will be equal to a percentage of Base Salary, where the percentage is equal to the result (expressed as a percentage) of the excess, if any, of the dollar amount of the average daily total market capitalization of outstanding shares of Common and Preferred Stock during the last thirty (30) trading days in the second year of the Term minus Five Hundred Million Dollars ($500,000,000)(the "Base Capitalization"), divided by the Base Capitalization. Such bonus would be payable to

EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 2


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     Gibbs within thirty (30) days after the end of the second year of the Term.
     Unless otherwise determined by the Compensation Committee of the Board, no annual incentive bonus shall be payable to Gibbs unless he is employed by the Company under this Agreement on the last day of the bonus period (or if the bonus is based on an Offering, on the date on which the Company receives the net proceeds of that Offering) except that if the Company terminates Gibbs' employment without cause, the bonus for the second year of the Term shall be determined on a pro rata basis for that amount of time Gibbs was employed during the second year of employment, the same to be paid to Gibbs within thirty (30) days after the end of the second year. In the event Gibbs is terminated without cause during the second year, the thirty (30) trading days immediately prior to the date of termination will be used to determine the pro-rata bonus paid.

     3.3. Stock Option. Gibbs shall be eligible to participate in any stock option, performance share, phantom stock, or similar long-term stock-based incentive plan adopted by the Company for its employees in effect during the Term, including the Company's 1998 Incentive Stock Option Plan (the "Option Plan"). Except as described in the next sentence, the extent to which Gibbs shall participate in any such plan will be determined by the Board or the Compensation Committee of the Board. On or as of the Effective Date, Gibbs shall receive a non-qualified stock option granting Gibbs the right to purchase up to One Million Three Hundred Sixty-Two Thousand Nine Hundred Fifty (1,362,950) shares of Common Stock in accordance with the Option Plan and the Stock Option Agreement attached hereto as Exhibit "A".

     3.4. Savings and Retirement Plans. Gibbs shall be eligible to participate in any long-term bonus, savings, deferred compensation, retirement or pension, or death benefit plan adopted by the Company for its employees generally in effect during the Term.

     3.5. Welfare Benefit Plans. Gibbs shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by the Company covering its employees generally in effect during the Term.

     3.6. Vacation. Gibbs shall be entitled to fifteen (15) days of paid vacation per fiscal year. Such vacation time shall, however, be prorated in any fiscal year during which Gibbs is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Gibbs is so employed. Such vacation time shall be in addition to any paid time off ("PTO") to which Gibbs may be entitled under the Company's PTO policy in effect during the Term.

     3.7. Transportation Allowance. During the Term, the Company shall pay Gibbs a transportation allowance equal to Eight Hundred Dollars ($800.00) per month ("Transportation Allowance"). The Transportation Allowance shall be payable in equal installments together with the payments of Base Salary.


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 3

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     3.8. Loan. On the Effective Date, the Company shall make a personal loan to
     Gibbs in the amount of One Hundred Thousand Dollars ($100,000.00)(the "Loan"). The Loan shall bear interest at the prime rate as stated in the "Money Rates" section (or any successor section) of The Wall Street Journal on the date of the Loan. Gibbs' obligation to repay the Loan, with interest, shall be in accordance with and evidenced by a promissory note in favor of the Company in the form of Exhibit "B" to this Agreement (the "Note").

     3.9. Tax Withholding. The Company may deduct from any compensation or other amount payable to Gibbs under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in the Company's judgment, be required. The Company will consult with Gibbs as to amounts to be withheld in this regard.

     3.10. Participation in Compensation and Benefit Plans. Gibbs' participation during the Term in any or all of the plans or programs adopted by the Company described in Articles 3.4 through 3.6 ("Compensation and Benefit Plans") will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. The Company shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Gibbs is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, the Company has provided to Gibbs.

4. EXPENSE REIMBURSEMENT. During the Term, Gibbs may incur, and shall be reimbursed by the Company for, reasonable, ordinary and necessary, and documented business expenses to the extent that Gibbs complies with, and reimbursement is permitted by, the Company's policies, practices, and procedures.

5. EMPLOYMENT TERMINATION. Either Party may terminate Gibbs' employment under this Agreement by giving written notice of termination to the other Party. If the Company is terminating, it shall include in that notice a statement whether the termination is because of Disability or for Cause or without Cause. The Parties' respective rights and obligations upon the termination of Gibbs' employment under this Agreement are as follows:

     5.1. Termination Generally. Upon any termination of Gibbs' employment under this Agreement, the Company shall pay or provide Gibbs the following:

               5.1.a. Any amount of Base Salary and Transportation Allowance earned by, but not yet paid to, Gibbs through the effective date of termination of employment, as further described below (the "Termination Date");


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 4


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               5.1.b. All benefits that have been earned by or vested in, and are payable to, Gibbs under, and subject to the terms (including all eligibility requirements) of, the Compensation and Benefit Plans in which Gibbs participated through the Termination Date;

               5.1.c. All reimbursable expenses due, but not yet paid, to Gibbs as of the Termination Date under Article 4; and

               5.1.d. An amount equal to all accrued and unused PTO, calculated in accordance with the Company's PTO policies, practices, and procedures (including authorized deductions and the deductions required by law), through the Termination Date.

     The amount of Base Salary and Transportation Allowance due under Section 5.1.a shall be paid no later than thirty (30) business days after the Termination Date; the amounts or benefits due under Section 5.1.b shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Gibbs; and the amounts due under Sections 5.1.c and 5.1.d shall be paid in accordance with the terms of the Company's policies, practices, and procedures regarding reimbursable expenses and PTO, respectively. Except as expressly provided below in this Article 5, upon paying or providing Gibbs the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for Base Salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans. Upon termination of Gibbs' employment, Gibbs shall be deemed to have resigned from any position as a director of the Company or as an officer or director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors that Gibbs then holds; no written resignation need be given or delivered to the Company.

     In this Agreement, the Termination Date shall be (i) the date of Gibbs' death, (ii) the third business day after the date on which the Company gives notice of termination because of Disability, or (iii) the date of termination specified in any other notice of termination, or if not specified in the notice of termination, the date that notice of termination is given.

     In this Agreement, "Disability" means Gibbs' permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least ninety
     (90) consecutive days. Any Disability shall be determined by the Board or an authorized committee or representative thereof ("Representative"), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Gibbs shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative.


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 5

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     In this Agreement, "Cause" means any of the following: (i) Gibbs' failure to substantially perform his duties under this Agreement, other than any such failure resulting from his incapacity due to physical or mental illness or Disability; (ii) Gibbs' engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or is reasonably expected to be substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) Gibbs' performance of any act or omission constituting dishonesty that results, directly or indirectly, in significant gain or enrichment of Gibbs or his family or affiliates at the expense of the Company; or (iv) any breach by Gibbs of any obligation under any of Articles 6, 7, 8, and 9. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board or its Representative. If the Company believes that Cause for termination exists under clause (i) above in this paragraph, the Company shall notify Gibbs of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, Gibbs shall have thirty (30) days to effect that correction or remedy. If not corrected or remedied within that thirty (30) day period, Cause for termination shall immediately be deemed to exist, and Gibbs' employment shall be deemed terminated. If the Company believes that Cause for termination exists under any of clauses (ii), (iii), and (iv) above in this paragraph, the Company shall notify Gibbs of that belief, and that notice shall constitute immediate termination of Gibbs' employment.

     Gibbs may voluntarily terminate his employment under this Agreement only by giving at least thirty (30) days' prior written notice to the Company. Gibbs shall not be liable to the Company for breach of this Agreement because of his termination of employment in accordance with the preceding sentence.

     5.2. Termination Without Cause or Upon Death or Disability. If Gibbs' employment is terminated by death or by the Company because of Disability or without Cause, Gibbs (or his legal representative, estate, or heirs) shall be entitled to receive from the Company (except if waived by Gibbs in accordance with Article 7), as liquidated damages:

          5.2.a. The payment of a total Two Hundred Forty Thousand Dollars ($240,000.00), in twenty-four (24) equal installments, and Transportation Allowance for twelve (12) consecutive months following the Termination Date, except that if any such termination described above in this Article 5.2 occurs during the first ninety (90) days of his employment under this Agreement (the "Probationary Period"), those payments shall be only until the day preceding the first anniversary of the date of this Agreement (such payments, regardless of time, the "Severance Payments"); and

          5.2.b. if Gibbs elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations ("COBRA"), then for up to the twelve (12) consecutive months immediately after the Termination Date (or if the termination is during the Probationary Period, for as long as the day preceding the first anniversary of the date of this Agreement),



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          payments in an amount equal to the difference between (i) the premiums paid or payable by Gibbs for coverage under COBRA for himself and his dependents (if any) and (ii) the premiums that he would have paid for comparable coverage under the Company's then current group insurance plan or plans if his employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Gibbs' becoming eligible for coverage under another employer's plan or policy.

     In addition, if the termination described above is effective before the Loan must be repaid in accordance with the Note, then (unless waived by Gibbs in accordance with Article 7) the Company shall forgive the indebtedness evidenced by the Note and shall mark the Note paid and deliver it to Gibbs (or his legal representative, estate, or heirs). The Severance Payments (if not waived) shall be paid at the dates on which Base Salary would have been payable if his employment under this Agreement had not been terminated. The Company will commence the Severance Payments and the Insurance Payments (if not waived) within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.3.a becomes irrevocable by Gibbs (or his legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Gibbs under COBRA. The Severance Payments and the Insurance Payments, and (if applicable) the forgiveness of the indebtedness evidenced by the Note, shall be in addition to the amounts or benefits to which Gibbs is entitled under Article 5.1. Any Severance Payments or Insurance Payments (or both) under this Article 5.2 shall not be deemed the continuation of Gibbs' employment for any purpose.

     5.3. Conditions to Severance Benefits. Except as provided in Section 5.2.b and below in this Article 5.3, none of the Severance Payments and the Insurance Payments under Article 5.2 will be subject to reduction as the result of future compensation earned or received by Gibbs (including by self-employment), and Gibbs shall have no duty to mitigate his damages. The Severance Payments and the Insurance Payments, and (if applicable) the forgiveness of the indebtedness evidenced by the Note, shall, however, be conditioned upon:

                    5.3.a. The Company's receipt of a Settlement Agreement,
               General Release, and Covenant Not to Sue executed and performed by Gibbs (or his legal representative, estate, or heirs) in substantially the form of Exhibit "C" to this Agreement (the "Release Agreement"); and

                    5.3.b. the compliance by Gibbs (or his legal representative, estate, or heirs) with Articles 6, 7, 8, and 9 after the Termination Date as specified in those Articles, as well as with the Release Agreement.

     The Company may cease or reduce the Severance Payments or the Insurance Payments (or both), and (if the indebtedness evidenced by the Note has been forgiven) may reinstate the indebtedness evidenced by the Note with the same effect as if it had not been forgiven,



EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 7

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     if, and shall be entitled to payment under the Note to the extent that, there is or has been any material violation by Gibbs (or his legal representatives, estate, or heirs) of any of Articles 6, 7, 8, and 9 or of the Release Agreement. Upon such event, Gibbs shall be released from any obligations pursuant to Article 7.

     5.4. Termination for Cause or by Gibbs. If Gibbs' employment is terminated by the Company for Cause or is voluntarily terminated by Gibbs, then Gibbs shall not be entitled to any payments under this Agreement other than the amounts or benefits to which he is entitled under Article 5.1, except that if Gibbs voluntarily terminates during the Probationary Period, the Company shall also forgive the indebtedness evidenced by the Note and shall mark the Note paid and deliver it to Gibbs.

     5.5 Failure to Extend Beyond Two Years. If the Parties cannot agree on provisions for an extension of the Term beyond the two (2)-year period mentioned in Article 2.1, then Gibbs shall continue to perform under this Agreement until the expiration of the Term and shall then be entitled to continued payment of the Base Salary then in effect for an additional six
     (6) months after the expiration date. The obligation of the Company to make such payments under this Article 5.5 shall be subject to the same conditions, and shall have the same effect, as Severance Payments under this Agreement.

     5.6. Post-Termination Survival. The provisions of this Article 5 shall survive the termination of Gibbs' employment by the Company and its subsidiaries to the extent necessary to effect the post-termination payments or benefits to which Gibbs is entitled under the terms of this
     Article 5.

6. CONFIDENTIAL INFORMATION. The Company shall provide to Gibbs, during the Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Article 6 as well as in Articles 7, 8, and 9, shall include the Company's subsidiaries and affiliates) which are valuable and unique to the Company ("Confidential Information"). Confidential Information includes the Company's plans, policies, and procedures relating to its BBN Certification as well as the terms of, and the Company's plans, policies, and procedures relating to, the Company's relationships with GTE, Southwestern Bell Telephone Company, Siemens-Nixdorf Information Systems, Inc., and other persons having relationships that are material to the Company's business and affairs. Gibbs shall not, either while in the employ of the Company or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of the Company or not engaged to render services to the Company, except (in either case) to perform his duties under this Agreement or otherwise with the Company's prior written consent. Nothing in this Article 6 shall preclude Gibbs from the use or disclosure of information generally known to the public or not considered confidential by the


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Company or from any disclosure to the extent required by law or court order
(though Gibbs must give the Company prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by Gibbs or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises from the Company, except in the ordinary course of business as part of Gibbs' performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without Gibbs' retaining any copies) upon the termination of employment under this Agreement.

7. NONCOMPETITION. Gibbs acknowledges that, in addition to his access to and possession of Confidential Information, during the Term he will acquire valuable experience and special training regarding the Company's business and that the knowledge, experience, and training he will acquire would enable him to injure the Company if he were to engage in any business that is competitive with the business of the Company. Therefore, Gibbs shall not, at any time during the Term and for the twelve (12) consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in any business in direct competition with the business of the Company within a fifty
(50)-mile radius of each location, or set or group of locations, (i) at, from, or to which the Company conducts or has conducted business or renders, provides, or delivers, or has rendered, provided, or delivered, services or products during the Measurement Period (as defined below) or (ii) that is or has been, during the Measurement Period, the subject of a Proposal (as defined below) to conduct business or render, provide, or deliver services or products thereat, therefrom, or thereto. "Measurement Period" means, with respect to Gibbs' activity (A) at any time during the Term, the Term and (B) at any time on or after the Termination Date, the six (6) consecutive months preceding, and including, the Termination Date. "Proposal" means a written or formal proposal, bid, arrangement, understanding, or agreement by the Company to or with another person that reflects or contains negotiated or substantive terms, but does not include any marketing contact by the Company where the other person has not solicited that contact or indicated any interest in doing business with the Company. (Gibbs shall not be prohibited, however, from owning, as a passive investor, less than five percent (5%) of the publicly traded stock or other securities of any entity engaged in a business competitive with that of the Company.) Gibbs represents and agrees that (x) the Company has agreed to provide him, and he will receive from the Company, special experience and knowledge, including Confidential Information, (y) because the Confidential Information is valuable to the Company, its protection (particularly from any competitive business) constitutes a legitimate interest to be protected by the Company by enforcement of the restriction in this Article 7, and (z) the enforcement of the restriction in this Article 7 would not be unduly burdensome to Gibbs and that, in order to induce the Company to enter into this Agreement (which contains various benefits to Gibbs and obligations of the Company with respect to Gibbs' employment), Gibbs is willing and able to engage, invest, or participate in business after the Termination Date so as not to violate this Article 7. The Parties agree that the restrictions in this Article 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of



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those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable. The post-Termination Date restrictions in this Article 7 will not apply, however, if Gibbs' employment is terminated by the Company without Cause under Article 5.2. Except further, that in the event Gibbs' employment is terminated by the Company without cause, Gibbs shall not be bound to the restrictions stated within this Article if he waives all right to the remaining severance benefits provided within this Agreement, and he repays the amount of money equivalent to the loan forgiveness (including interest up to the date of termination).

8. NONSOLICITATION. Gibbs shall not, at any time within the twelve (12) consecutive months immediately after the Termination Date, either directly or indirectly:

                    8.1. Disclose Contact Information. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with the Company within the information technology industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of the Company; or

                    8.2. Solicit Employees. Solicit, recruit, or hire, or
               attempt to solicit, recruit, or hire, any employee or consultant of the Company, or in any other manner attempt to induce any employee or consultant of the Company to leave the employ of the Company or cease his or her consulting or similar business relationship with the Company. References in this Article 8.2 to "any employee or consultant" shall include any person who was an employee or consultant of the Company at any time within the six
               (6) consecutive months preceding, and including, the Termination Date.

9. DEVELOPMENTS. Gibbs shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Gibbs, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, Gibbs' association with the Company, or (iii) arise out of or result from, directly or indirectly, the use of the Company's time, labor, materials, facilities, or other resources ("Developments").

Gibbs hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of his right and title to and interest in all Developments. Gibbs shall, from time to time upon the request of the Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of



EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 10
the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Gibbs for all reasonable expenses incurred by him in complying with this Article 9.

10. INDEMNIFICATION. To the extent Gibbs is an officer or director of the Company, the Company shall include Gibbs under any existing or future (i) directors' and officers' liability insurance policy that the Company obtains and maintains or (ii) indemnification agreements between the Company and other executives of the Company. Subject to the foregoing sentence, the Company will indemnify Gibbs to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time or by the articles or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Gibbs.

11. CERTAIN REMEDIES. Any breach or violation by Gibbs of any of Articles 6, 7, 8, and 9 shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Gibbs' covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The existence of any claim or cause of action of Gibbs against the Company, or any subsidiary or affiliate of the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Gibbs' covenants in any of Articles 6, 7, 8, and 9. The covenants in Articles 6, 7, 8, and 9 and in this Article 11 shall survive the termination of Gibbs' employment under this Agreement.

12. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Gibbs and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 12), including any successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of the Company. The Company shall have the right, without the need for any consent from Gibbs, to assign its rights, benefits, remedies, and obligations under this Agreement to one or more other persons. The rights, benefits, remedies, and obligations of Gibbs under this Agreement are personal to Gibbs, however, and may not be assigned or delegated by him; except that this shall not preclude (i) Gibbs from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Gibbs' death or (ii) the legal representative of Gibbs' estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Gibbs' will or the laws of intestacy applicable to Gibbs' estate, as the case may be.

13. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 11
this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

14. NOTICES. Any notice, request, or other communication to be given by either Party under this Agreement by to the other shall be in writing and either (i) delivered in person, (ii) delivered by prepaid same-day or overnight courier service, (iii) sent by certified mail, postage prepaid with return receipt requested, or (iv) transmitted by facsimile, in any case addressed to the other Party as follows:


                  To the Company:           MSI Holdings, Inc.
                                            501 Waller Street
                                            Austin, Texas 78702
                                            Facsimile:   (512) 473-2371
                                            Attention: Chairman of the Board

                  with a copy (which shall not constitute notice) to:

                                            Gardere & Wynne, L.L.P.
                                            3000 Thanksgiving Tower
                                            1601 Elm Street
                                            Dallas, Texas 75201-4761
                                            Facsimile: (214) 999-4667
                                            Attention:  I. Bobby Majumder, Esq.

                                            To Gibbs:       Robert J. Gibbs

                                            -----------------------

                                            -----------------------

                                            -----------------------

or to such other address or facsimile number as the Party to be notified may have designated by notice previously given in accordance with this Article 14. Communications delivered in person or by courier service or transmitted by facsimile shall be deemed given and received as of actual receipt (or refusal) by the addressee. Communications mailed as described above in this Article 14 shall be deemed given and received three (3) business days after mailing or upon actual receipt, whichever is earlier.

15. CERTAIN DEFINED TERMS. In this Agreement, (i) "person" means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency,
(ii) "include" and "including" do not signify any limitation, (iii) "Article" and "Section" means any Article and any Section, respectively, of this Agreement, unless otherwise indicated, (iv) an "affiliate" of a person means any other person controlling, controlled by, or under common control with that person, and (v) "business day" means any Monday through Friday, other than any such weekday on which the executive offices of the


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 12

Company are closed. In addition, the use in this Agreement of "year," "annual," "month," or "monthly" (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Gibbs for employment or compensation for that period.

16. ENTIRE AGREEMENT. This Agreement, with Exhibits "A", "B" and "C", constitutes the entire agreement between the Company and Gibbs with respect to the subject matter hereof and supersedes any prior agreement between the Company and Gibbs with respect to the same subject matter.

17. MODIFICATION AND WAIVER. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

18. GENDER. Whenever the context requires in this Agreement, words denoting gender in this Agreement include the masculine, feminine, and neuter.

19. GOVERNING LAW; VENUE. This Agreement, and the rights, remedies, obligations, and duties of the Parties under this Agreement, shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas. The exclusive venue of any action or proceeding relating to this Agreement or its subject matter shall be in Travis County, Texas.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one and the same document.


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 13

The Parties have executed this Agreement to be effective as of the date stated in the first paragraph.


                                          THE COMPANY:

                                          MSI HOLDINGS, INC.,
         a Utah corporation


                                          By:
                                             ----------------------------------

                                             ----------------------


EMPLOYMENT AGREEMENT - ROBERT J. GIBBS      Page 14

                                   EXHIBIT "A"


                             Stock Option Agreement

                                   EXHIBIT "B"


                                 Promissory Note

                                   EXHIBIT "C"


         Settlement Agreement, General Release, and Covenant Not to Sue